THE ALGER ETF TRUST

CERTIFICATE OF AMENDMENT

The undersigned, being the Secretary of The Alger ETF Trust (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust dated March 24, 2020, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees (as defined in the Declaration of Trust) at a meeting duly called and held on February 20, 2024, the Declaration of Trust is amended effective March 27, 2024 as follows:

The name of a Series established by Sections 6.1 and 6.2 of the Declaration of Trust, is hereby amended to be as follows:

The name of the Alger Artificial Intelligence ETF is hereby amended to be the “Alger AI Enablers & Adopters ETF”, the beneficial interest in which is represented by the “Alger AI Enablers & Adopters ETF Series”.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 27th day of March, 2024.

/s/ Tina Payne
Tina Payne
Secretary

ACKNOWLEDGEMENT

State of New York  )

) ss.

County of New York )

March 27, 2024

Then personally appeared the above, Tina Payne, and acknowledged the foregoing instrument to be her free act and deed before me,

/s/ Ryan Craig
Notary Public, State of New York
Reg. No. 02CR0014306
Qualified in Kings County
Commission Expires: October 10, 2027